UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d)
Of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 2, 2007
CEDAR SHOPPING CENTERS, INC.
(Exact Name of Registrant as Specified in its Charter)
Maryland
(State or Other Jurisdiction of Incorporation)

001-31817 (Commission File Number)	42-1241468 (IRS Employer Identification No.)
44 South Bayles Avenue
Port Washington, New York 11050-3765
(Address of Principal Executive Offices) (Zip Code)
(516) 767-6492
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Effective April 2, 2007, Cedar Shopping Centers, Inc. (the “Company”) entered into an agreement to form a joint venture with a wholly-owned subsidiary of Homburg Invest Inc., a public Canadian real estate corporation listed on the Toronto Stock Exchange (TSX:HII.A and HII.B) and Euronext Amsterdam Stock Exchange (AEX:HII) (“Homburg”), with respect to four shopping centers then owned and managed by the Company and five properties acquired by the Company on April 4, 2007. Richard Homburg, a director of the Company since 1998, is Chairman and CEO of Homburg. The Company will hold a 20% interest in the joint venture and Homburg, through a wholly-owned U.S. subsidiary, will acquire the remaining 80% interest. The joint venture is structured in limited partnerships such that, at Homburg’s election, it may sell a portion of its ownership interests to individual investors in Europe. Homburg will be entitled to certain fees with respect thereto.
The Company will be entitled to a “promote” structure, applicable separately to each property, which, if certain targets are met, commencing at a 9.25% leveraged cash-on-cash internal rate of return, determined upon sale or other disposition of any of the properties, will permit the Company to receive at least 40% of the returns in excess of such leveraged 9.25% threshold. Additionally, the Company will receive fees for ongoing property management, leasing, construction management, acquisitions, dispositions, financings and refinancings with respect to the properties.
The properties, valued at approximately $170 million, consist of one shopping center in Massachusetts and eight shopping centers in Pennsylvania, including the Company’s recently-completed ground-up shopping center development in Hershey, Pennsylvania. The Pennsylvania properties also include five Giant supermarket-anchored properties acquired by the Company on April 4, 2007. Mortgage financing on the nine properties will be approximately $107 million at a weighted average interest rate of 5.54%.
The properties include the following:
•	Pennsboro Commons, Enola, Pennsylvania – 110,000 sq. ft.

•	Fieldstone Marketplace, New Bedford, Massachusetts – 194,000 sq. ft.

•	Stonehedge Square, Carlisle, Pennsylvania – 90,000 sq. ft.

•	Meadows Marketplace, Hershey, Pennsylvania – 86,000 sq. ft.

•	Aston Center, Aston, Pennsylvania – 55,000 sq. ft. (closed April 4, 2007)

•	Ayr Town Center, McConnellsburg, Pennsylvania – 56,000 sq. ft. (closed April 4, 2007)

•	Parkway Plaza, Mechanicsburg, Pennsylvania – 107,000 sq. ft. (closed April 4, 2007)

•	Scott Town Center, Bloomsburg, Pennsylvania – 68,000 sq. ft. (closed April 4, 2007)

•	Spring Meadow Shopping Center, Wyomissing, Pennsylvania – 68,000 sq. ft. (closed April 4, 2007)
The joint venture agreement will enable the Company to realize some of the increases in value of certain of its assets. The Company expects to receive approximately $50 million in net cash proceeds from the sale of the above-listed properties in the joint venture, plus an additional amount of approximately $23 million from new financing of two of the properties. These proceeds, along with the Company’s availability under its secured revolving credit facility plus available cash, should provide in excess of $200 million of capital to fund the Company’s development and acquisition pipeline. Closings of the joint venture transactions are expected to be concluded by the end of 2007, subject to Homburg’s completion of due diligence and to other normal closing conditions.
The joint venture arrangements incorporate sufficient elements of control, including, without limitation, the right to trigger a “buy-sell” provision after 18 months, so that the properties will in all likelihood continue to be included on a consolidated basis in the Company’s financial statements and, accordingly, no gain will be recognized for financial statement reporting purposes.
The foregoing description is a summary and is qualified in its entirety by reference to Exhibit 10.1 that is filed herewith.
Item 9.01 Financial Statements and Exhibits.

Exhibit
10.1	Agreement Regarding Purchase of Partnership Interests By and Between Cedar Shopping Centers Partnership, L.P. and Homburg Holdings (U.S.) Inc. dated as of March 26, 2007.

10.2*	Amendment to Employment Agreement between Cedar Shopping Centers, Inc. and Nancy Mozzachio, dated as of October 19, 2005.

*	Management contract required to be filed pursuant to Rule 601 of Regulation S-K.

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SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: April 5, 2007

CEDAR SHOPPING CENTERS, INC.

/s/ THOMAS J. O’KEEFFE

By:	Thomas J. O’Keeffe

Chief Financial Officer

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